                             LOAN AND SECURITY AGREEMENT




                                    by and between

                       CONGRESS FINANCIAL CORPORATION (CENTRAL)
                                      as Lender


                                         and


                                 NORD KAOLIN COMPANY
                                     as Borrower



                                 Dated: July 10, 1996

                                  TABLE OF CONTENTS
                                                                            PAGE

SECTION 1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.    CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . . .   8

    2.1       Revolving Loans. . . . . . . . . . . . . . . . . . . . . . .   8
    2.2       [Intentionally Deleted]. . . . . . . . . . . . . . . . . . .   8
    2.3       Availability Reserves. . . . . . . . . . . . . . . . . . . .   8

SECTION 3.    INTEREST AND FEES. . . . . . . . . . . . . . . . . . . . . .   9

    3.1       Interest . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.2       Closing Fee. . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.3       Servicing Fee. . . . . . . . . . . . . . . . . . . . . . . .   9
    3.4       Unused Line Fee. . . . . . . . . . . . . . . . . . . . . . .   9
    3.5       Maximum Lawful Rate. . . . . . . . . . . . . . . . . . . . .   9

SECTION 4.    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .  10

    4.1       Conditions Precedent to Initial Loans. . . . . . . . . . . .  10
    4.2       Conditions Precedent to All Loans. . . . . . . . . . . . . .  12

SECTION 5.    GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . .  12

SECTION 6.    COLLECTION AND ADMINISTRATION. . . . . . . . . . . . . . . .  13

    6.1       Borrower's Loan Account. . . . . . . . . . . . . . . . . . .  13
    6.2       Statements . . . . . . . . . . . . . . . . . . . . . . . . .  13
    6.3       Collection of Accounts . . . . . . . . . . . . . . . . . . .  13
    6.4       Payments . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    6.5       Authorization to Make Loans. . . . . . . . . . . . . . . . .  15
    6.6       Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 7.    COLLATERAL REPORTING AND COVENANTS . . . . . . . . . . . . .  15

    7.1       Collateral Reporting . . . . . . . . . . . . . . . . . . . .  15
    7.2       Accounts Covenants . . . . . . . . . . . . . . . . . . . . .  15
    7.3       Inventory Covenants. . . . . . . . . . . . . . . . . . . . .  17
    7.4       Equipment Covenants. . . . . . . . . . . . . . . . . . . . .  17
    7.5       Power of Attorney. . . . . . . . . . . . . . . . . . . . . .  18
    7.6       Right to Cure. . . . . . . . . . . . . . . . . . . . . . . .  18
    7.7       Access to Premises . . . . . . . . . . . . . . . . . . . . .  19

                                                                            PAGE
                                                                            ----


SECTION 8.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  19

    8.1       Partnership Existence; Power and Authority . . . . . . . . .  19
    8.2       Financial Statements; No Material Adverse Change . . . . . .  19
    8.3       Chief Executive Office; Collateral Locations . . . . . . . .  19
    8.4       Priority of Liens; Title to Properties . . . . . . . . . . .  20
    8.5       Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . .  20
    8.6       Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  20
    8.7       Compliance with Other Agreements and Applicable Laws . . . .  20
    8.8       Environmental Compliance . . . . . . . . . . . . . . . . . .  20
    8.9       Employee Benefits. . . . . . . . . . . . . . . . . . . . . .  21
    8.10      Accuracy and Completeness of Information . . . . . . . . . .  22
    8.11      Survival of Warranties; Cumulative . . . . . . . . . . . . .  22

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . .  22

    9.1       Maintenance of Existence . . . . . . . . . . . . . . . . . .  22
    9.2       New Collateral Locations . . . . . . . . . . . . . . . . . .  22
    9.3       Compliance with Laws, Regulations, Etc.  . . . . . . . . . .  23
    9.4       Payment of Taxes and Claims. . . . . . . . . . . . . . . . .  24
    9.5       Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  24
    9.6       Financial Statements and Other Information . . . . . . . . .  24
    9.7       Sale of Assets, Consolidation, Merger, Dissolution, Etc. . .  25
    9.8       Encumbrances . . . . . . . . . . . . . . . . . . . . . . . .  26
    9.9       Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .  26
    9.10      Loans, Investments, Guarantees, Etc. . . . . . . . . . . . .  26
    9.11      Distributions. . . . . . . . . . . . . . . . . . . . . . . .  27
    9.12      Transactions with Affiliates . . . . . . . . . . . . . . . .  27
    9.13      Compliance with ERISA. . . . . . . . . . . . . . . . . . . .  27
    9.14      Costs and Expenses . . . . . . . . . . . . . . . . . . . . .  28
    9.15      Further Assurances . . . . . . . . . . . . . . . . . . . . .  28
    9.16      Payments to Kemira Pigments, Inc . . . . . . . . . . . . . .  28
    9.17      Permitted Payments to Nord Resources . . . . . . . . . . . .  28
    9.18      Security Interests of Kemira Pigments, Inc . . . . . . . . .  29
    9.19      Insurance Policies . . . . . . . . . . . . . . . . . . . . .  29
    9.20      Consigned Inventory. . . . . . . . . . . . . . . . . . . . .  29
    9.21      Resolutions and Consents of Norplex, Inc.  . . . . . . . . .  29
    9.22      Accountant's Reliance Letter . . . . . . . . . . . . . . . .  29

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . .  30

    10.1      Events of Default. . . . . . . . . . . . . . . . . . . . . .  30
    10.2      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                                            PAGE
                                                                            ----

SECTION II.   JURY TRIAL WAIVER;  OTHER WAIVERS AND CONSENTS;
              GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . .  33

    11.1      Governing Law; Choice of Forum; Service of Process;
              Jury Trial Waiver. . . . . . . . . . . . . . . . . . . . . .  33
    11.2      Waiver of Notices. . . . . . . . . . . . . . . . . . . . . .  34
    11.3      Amendments and Waivers . . . . . . . . . . . . . . . . . . .  34
    11.4      Waiver of Counterclaims. . . . . . . . . . . . . . . . . . .  34
    11.5      Indemnification. . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . .  35

    12.1      Term . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    12.2      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    12.3      Partial Invalidity . . . . . . . . . . . . . . . . . . . . .  36
    12.4      Successors . . . . . . . . . . . . . . . . . . . . . . . . .  37
    12.5      Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  37

                                       INDEX TO
                                EXHIBITS AND SCHEDULES


          Exhibit A           Information Certificate

          Exhibit B           List of Closing Documents

          Schedule 6.5        Authorized Officers of Borrower

          Schedule 8.4        Existing Liens

          Schedule 8.6        Existing Litigation

          Schedule 8.7        Existing Noncompliance with Agreements and/or Laws

          Schedule 8.8        Environmental Compliance

          Schedule 9.12       Permitted Affiliate Transactions

                             LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement dated July 10, 1996 is entered into by and between Congress Financial Corporation (Central), an Illinois corporation ("Lender") and Nord Kaolin Company, a Georgia limited partnership ("Borrower").


                                 W I T N E S S E T H:


     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.     DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code ("UCC") shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or
(c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.3       "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

     1.4 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.5 "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.6 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

               (a) such Accounts arise from the actual and BONA FIDE sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

               (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

               (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

               (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

               (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada, or, at Lender's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

               (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

               (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts;

               (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

               (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

               (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

               (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

               (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

               (m) such Accounts of a single account debtor or its affiliates do not constitute more than forty (40%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

               (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

               (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

               (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.7 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     1.8 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures not forming part of the Real Estate, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located; PROVIDED, THAT, pumps, motors, parts and fuel held as inventory for maintenance shall not constitute Equipment.

     1.9 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.10 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.11 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof

     1.12 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.13 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.14 "General Intangibles" shall mean all of Borrower's now owned and hereafter acquired general intangibles, including, but not limited to, contract rights, tax and duty refunds, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims but excluding therefrom, in any event, all Intellectual Property and any other license, document or instrument which, by its terms, prohibits any collateral or other assignment of or encumbrance upon the same.

     1.15 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

     1.16 "Information Certificate" shall mean the Information Certificate of Borrower constituting EXHIBIT A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.17 "Intellectual Property" shall mean all registered and unregistered patents, service marks, copyrights, trade names, applications for the foregoing and trade secrets now owned or hereafter acquired by the Borrower.

     1.18 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, including those minerals which have been extracted or recovered at minehead, work in process, finished goods and all other inventory of whatsoever kind or nature, including pumps, motors, parts and fuel held as inventory for maintenance, wherever located.

     1.19      "Loans" shall mean the Revolving Loans.

     1.20      "Maximum Credit" shall mean the amount of $6,000,000.

     1.21 "Mineral Rights" shall mean all of Borrower's now owned and hereafter existing or acquired rights to minerals other than those minerals which have been extracted or recovered at minehead, which minerals shall constitute Inventory of Borrower.

     1.22 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.23      "Nord Resources" shall mean Nord Resources Corporation.

     1.24 "NRC Debt Payments" shall mean those repayments made, by Borrower to Nord Resources (i) after September 30, 1996 for advances made by Nord Resources to Borrower (A) during the quarterly period occurring between January 1, 1996 and March 31, 1996 and (B) during the quarterly period occurring between April 1, 1996 and June 30, 1996, (ii) after December 31, 1996 for advances made by Nord Resources to Borrower during the quarterly period occurring between July 1, 1996 and September 30, 1996, (iii) after January 31, 1997 for advances made by Nord Resources to Borrower during the quarterly period occurring between October 1, 1996 and December 31, 1996 and (iv) after thirty days following the end of each calendar quarter occurring after December 31, 1996 for advances made by Nord Resources to Borrower during such calendar quarter.

    1.25 "Obligations" shall mean any and all Revolving Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, reasonable fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

    1.26 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

    1.27 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

    1.28 "Permitted NRC Debt Payments" shall mean NRC Debt Payments owing by Borrower to Nord Resources which may only be made so long as (i) Lender receives, in form and substance satisfactory to Lender, quarterly operating results for the quarter of calendar year 1996 for which Borrower seeks to make a Permitted NRC Debt Payment within thirty (30) days of the end of such quarter (except in the case of repayment of any portion of the Supplemental NRC Advance which may only be paid on a date 30 days after the date of the initial funding under this Agreement), (ii) Lender concludes, in the sole discretion of Lender, that (x) no Event of Default has occurred and is then continuing and (y) Borrower is performing financially and operationally in a manner satisfactory to Lender and in accordance with Borrower's projections in all material respects, and (iii) immediately before and after making any NRC Debt Payment, unused Revolving Loan availability computed pursuant to Section 2.1 hereof shall not be less than $1,500,000 (except in the case of repayment of any portion of the Supplemental NRC Advance, in which case unused Revolving Loan availability computed pursuant to Section 2.1 hereof immediately before and after making such repayment shall not be less than $1,000,000).

    1.29 "Permitted Support Services Payments" shall mean payments made by Borrower to, or distributions to its General Partner for payment to, Nord Resources for support and administrative services rendered by Nord Resources to Borrower and/or its General Partner from and after January 1, 1996 ("Support Services") together with interest thereon accruing at the rate then applicable to Revolving Loans under this Agreement from the tenth (10th) Business Day following the end of the calendar quarter during which such Support Services were rendered to the date the same are paid in full so long as (i) such payments are in an amount not exceeding the lesser of (A) the projected value of such Support Services specified in the projections provided by Borrower to Lender prior to such calendar quarter and (B) the actual value of such Support Services as determined by Lender in good faith, and (ii) immediately before and after making any such payments, unused Revolving Loan availability computed pursuant to Section 2.1 hereof shall not be less than $1,500,000.

    1.30 "Permitted Tax Distributions" shall mean a distribution to Norplex, Inc. to which Lender has provided its prior written consent pursuant to
Section 9.11 hereto made at one time during any fiscal year of the Borrower in respect of the immediately preceding fiscal year that does not exceed the sum of:

              (a) the product of (1) the Borrower's net taxable income for the immediately preceding year (after subtracting any applicable net operating losses for any preceding fiscal years) and (ii) the highest marginal federal income tax rate for C corporations having net taxable income for such year similar to that of Borrower; and

              (b) the product of (i) the Borrower's net taxable income for the immediately preceding year (after subtracting any applicable net operating losses for any preceding fiscal years) and (ii) the applicable state income tax rate(s) for C corporations having net taxable income for such year similar to that of the Borrower.

    1.31 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

    1.32 "Prime Rate" shall mean the rate from time to time publicly announced by Philadelphia National Bank, incorporated as CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

    1.33 "Real Estate" shall mean the real property, improvements, fixtures sufficiently affixed to real property to become fixtures under applicable state law and interests in real property owned by Borrower and all proceeds thereof of whatever kind, including, without limitation, insurance proceeds, rents, profits and condemnation awards related thereto.

    1.34 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

    1.35 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

    1.36 "Supplemental NRC Advance" shall mean a loan from Nord Resources to Borrower funded after the date of this Agreement for the purpose of allowing Borrower to fund trade payments to Kemira Pigments, Inc. to induce Kemira Pigments, Inc. to release its security interests in the assets of Borrower.

    1.37 "Unused Line" shall mean the amount by which $6,000,000 exceeds the average dally principal balance of the outstanding Revolving Loans during the immediately preceding month (or part thereof).

    1.38 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.


SECTION 2.    CREDIT FACILITIES

    2.1       REVOLVING LOANS.

              (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

                   (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts,

LESS

                   (ii)      any Availability Reserves.

              (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (i) the dilution with respect to the Accounts for any period (based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (B) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors has declined. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts or in establishing Availability Reserves.

              (c) Except in Lender's discretion, the aggregate amount of the Loans outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of all outstanding Loans, exceed the amounts available under the lending formulas or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

    2.2       [INTENTIONALLY DELETED].

    2.3 AVAILABILITY RESERVES. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

SECTION 3.    INTEREST AND FEES

    3.1       INTEREST.

              (a) Borrower shall pay to Lender interest on the first day of each calendar month on the higher of (x) the average daily outstanding principal amount of the Obligations for the preceding month or (y) $2,000,000 at the rate of two (2.0%) percent per annum in excess of the Prime Rate, except that Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of four percent (4.0%) per annum in excess of the Prime Rate: (i) on the Obligations for the period from and after the effective date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Lender in good faith and until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any against Borrower) and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default). All interest accruing hereunder on and after the occurrence of any of the events referred to in Sections 3.1(a)(i) or 3.1(a)(ii) above shall be payable on demand.

              (b) Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

    3.2 CLOSING FEE. Borrower shall pay to Lender as a closing fee the amount of $60,000, which shall be fully earned as of and payable on the date hereof.

    3.3 SERVICING FEE. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $2,500 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

    3.4 UNUSED LINE FEE. While this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, Borrower shall pay to Lender monthly an unused line fee, which fee shall be payable on the first day of each month in arrears, equal at a rate equal to one-half of one percent (.50%) per annum calculated upon (i) the value of the Unused Line, if the value of the Unused Line is not greater than $4,000,000, or (ii) $2,000,000 if the value of the Unused Line is greater than $4,000,000.

    3.5 MAXIMUM LAWFUL RATE. Notwithstanding anything to the contrary contained in SECTION 3 hereof or elsewhere in the Financing Agreements:

              (a) If at any time until payment in full of all of the Obligations, the interest payable hereunder would exceed the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the interest payable hereunder shall be calculated on the principal amount of the Obligations at the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the interest payable hereunder would be less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest on the principal amount of the Obligations at the Maximum Lawful Rate until such time as the total interest received by Lender on the principal amount of the Obligations is equal to the total interest which Lender would have received (but for the operation of this SECTION 3.5 since the Obligations were first advanced pursuant to this Agreement); thereafter, interest shall again be payable at the rates provided for in SECTION 3, unless and until such interest would again exceed the Maximum Lawful Rate, in which event this SECTION 3.5 shall again apply; and

              (b) In no event shall the total interest received by Lender, on the principal amount of the Obligations pursuant to the terms hereof exceed the amount which any lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event interest payable hereunder is calculated at the Maximum Lawful Rate pursuant to this SECTION 3.5, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate provided by the number of days in the year in which such calculation is made. In the event that a court of competent Jurisdiction, notwithstanding the provisions of this SECTION 3.5, shall make a final determination that Lender has received interest under any of the Financing Agreements in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by law, promptly apply such excess first to any interest due and not yet paid under the Obligations hereunder, and then to the principal amount of the Obligations hereunder. Any excess then remaining shall be refunded to Borrower.


SECTION 4.    CONDITIONS PRECEDENT

    4.1 CONDITIONS PRECEDENT TO INITIAL LOANS. Each of the following is a condition precedent to Lender making the initial Loans hereunder:

              (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

              (b) all requisite partnership action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite partnership action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate officers or governmental authorities;

              (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would materially impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

              (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than eight (8) business days prior to the date hereof;

              (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, all documents and instruments described on the List of Closing Documents attached hereto as EXHIBIT B;

              (f) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

              (g) Lender shall have received, in form and substance satisfactory to Lender, a Credit Support and Intercreditor Agreement duly executed by Nord Resources;

              (h) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request; and

              (i) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

              (j) Lender shall have received, in form and substance satisfactory to Lender, all financial information, projections, budgets, business plans, cash flow reports, information on "trials" in process and such other matters and information as Lender may request;

              (k) Lender shall have completed a review of all existing purchase orders for any and all inventory, goods, services or other items held by Borrower, the results of which shall be satisfactory to Lender, in its sole discretion;

              (1) Lender shall have received and completed a review of the Annual Report for Repap Enterprises, Inc. for the fiscal year which ended on December 31, 1995, the results of which shall be satisfactory to Lender, in its sole discretion;

              (m) Lender shall be satisfied that on the date of the initial advance hereunder unused loan availability computed pursuant to Section 2.1 shall be not less than $750,000 (after deducting therefrom all checks and drafts previously drawn but not yet presented in respect of payment of invoices which are in excess of 60 days past the original invoice date thereof); and

              (n) Lender shall have received, in form and substance satisfactory to Lender, and completed a review of all information and copies of all documents and such other matters and information as Lender may have requested related to the gross profit margins of the certain "Norplex" line of products which are sold, produced or distributed by Borrower, the results of which shall be satisfactory to Lender.

    4.2 CONDITIONS PRECEDENT TO ALL LOANS. Each of the following is an additional condition precedent to Lender making Loans to Borrower, including the initial Loans and any future Loans:

              (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto; and

              (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto.


SECTION 5.    GRANT OF SECURITY INTEREST

    To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

    5.1       Accounts;

    5.2 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates to the extent derived from the proceeds of any of the property described any of Sections 5.1, 5.3. 5.4 or 5.5 of the definition of Collateral herein or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation,
(a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

    5.3       Inventory and Equipment;

    5.4       Records;

    5.5 all present and future General Intangibles, chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties to the extent the same (a) directly derive from the proceeds or products of any of the property described above in Sections 5.1, 5.2, 5.3 or 5.4, (b) constitute tax or duty refunds or (c) constitute credits or refunds owing to, or claims or other chooses in action held by Borrower with respect to third parties which relate to or arise from Borrower's (i),railroad car usage and/or leasing, (ii) overfunding of insurance policy obligations and/or (iii) purchase, use, sale or return of goods constituting Inventory;

    5.6 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing; and

    5.7 PROVIDED, THAT, notwithstanding the foregoing subparts Sections 5.1, 5.2, 5.3, 5.4, 5.5 or 5.6 above, the Collateral shall NOT include any of the following: Mineral Rights, Real Estate, Intellectual Property or any other license, document or instrument which, by its terms, prohibits any collateral or other assignment of or encumbrance upon the same.


SECTION 6.    COLLECTION AND ADMINISTRATION

    6.1 BORROWER'S LOAN ACCOUNT. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

    6.2 STATEMENTS. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

    6.3       COLLECTION OF ACCOUNTS.

              (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

              (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations two (2) business days following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

              (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

    6.4       PAYMENTS.  All Obligations shall be payable to the Payment
Account as provided in Section 6.3 or such other similar lockboxes or blocked accounts as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    6.5 AUTHORIZATION TO MAKE LOANS. Lender is authorized to make the Loans based upon telephonic or other instructions received from anyone listed on
SCHEDULE 6.5 purporting to be an officer of Borrower or other authorized person (in either event, listed on an authorization form previously submitted by Borrower) or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans hereunder shall specify the date on which the requested advance is to be made (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

    6.6 USE OF PROCEEDS. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.    COLLATERAL REPORTING AND COVENANTS

    7.1 COLLATERAL REPORTING, Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts; (b) on a weekly basis or more frequently as Lender may reasonably request, (i) perpetual inventory reports,
(ii) inventory reports by category and (iii) agings of accounts payable (on a monthly basis), (c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (d) agings of accounts receivable on a monthly basis or more frequently as Lender may reasonably request; and (e) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

    7.2       ACCOUNTS COVENANTS.

              (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor of which Borrower's officers have actual knowledge and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business consistent with past practices and policies disclosed to Lender prior to the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

              (b) Borrower shall promptly report to Lender any return of Inventory by an account debtor having a sales price in excess of $10,000. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

              (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with past practices and policies or material modifications thereof disclosed to Lender prior to the date hereof, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

              (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

              (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments included within the scope of Collateral which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

              (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

    7.3 INVENTORY COVENANTS. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) except for sales made in conformity with Section 9.20 below, Borrower shall not sell Inventory to any customer on approval, or any other basis which entities the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (1) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

    7.4 EQUIPMENT COVENANTS. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

    7.5 POWER OF ATTORNEY. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing
(i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise,
(iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

    7.6 RIGHT TO CURE. After notice to Borrower and failure to cure within 10 days thereafter (except in the event Lender reasonably believes such delay may have an adverse effect on (i) the perfection or priority of its Liens upon any Collateral or (ii) the enforceability on collectability of the Financing Agreements or Obligations), Lender, at Its option, may: (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended in good faith to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this

Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

    7.7 ACCESS TO PREMISES. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8.    REPRESENTATIONS AND WARRANTIES

    Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans Lender to
Borrower:

    8.1 PARTNERSHIP EXISTENCE; POWER AND AUTHORITY. Borrower is a limited partnership duly organized and validly existing under the laws of the State of Georgia, and duly qualified to do business in the State of Georgia, with requisite power and authority to (i) incur the indebtedness evidenced by this Agreement and (ii) execute and deliver this Agreement and the other Financing Agreements to which it is a party in the State of Illinois. The sole general partner ("General Partner") of Borrower is Norplex Inc., and the sole limited partner is Nord Limited. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all authorized by Borrower's Partnership Agreement (the "Partnership Agreement"), and will not result in any breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance (other than those contained in any of the Financing Agreements) upon any property or assets of Borrower under any indenture, loan or credit agreement or other instrument or agreement to which Borrower is a party or under the Partnership Agreement. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower has no subsidiaries.

    8.2 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower and its General Partner, which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower and its General Partner as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower or its General Partner to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower and its General Partner, since the date of the most recent audited financial statements furnished by Borrower and its General Partner to Lender prior to the date of this Agreement.

    8.3 CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with
Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

    8.4 PRIORITY OF LIENS; TITLE TO PROPERTIES. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
SCHEDULE 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on SCHEDULE 8.4 hereto or permitted under Section 9.8 hereof.

    8.5 TAX RETURNS. Except for 1995 returns for which extensions have been obtained, Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

    8.6 LITIGATION. Except as set forth on the Information Certificate and SCHEDULE 8.6, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Leader to enforce any Obligations or realize upon any Collateral.

    8.7 COMPLIANCE WITH OTHER AGREEMENTS AND APPLICABLE LAWS. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except as set forth on SCHEDULE 8.7.

    8.8       ENVIRONMENTAL COMPLIANCE.

              (a) Except as set forth on SCHEDULE 8.8 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower complies in all material respects with all

Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

              (b) Except as set forth on SCHEDULE 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

              (c) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

              (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

    8.9       EMPLOYEE BENEFITS.

              (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

              (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

              (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

              (d) Except as set forth in the financial statements for the fiscal period ending December 31, 1995, the current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

              (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

    8.10 ACCURACY AND COMPLETENESS OF INFORMATION. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

    8.11 SURVIVAL OF WARRANTIES; CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS

    9.1 MAINTENANCE OF EXISTENCE. Borrower shall at all times preserve, renew and keep in full, force and effect its valid existence as a duly organized partnership and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Neither Borrower, its General Partner nor its limited partner shall dissolve, sell or assign any interest in, or portion thereof, the partnership. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Partnership Agreement of Borrower providing for the name change.

    9.2 NEW COLLATERAL LOCATIONS. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty
(30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

    9.3       COMPLIANCE WITH LAWS, REGULATIONS, ETC.

              (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

              (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

              (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

              (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

              (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    9.4 PAYMENT OF TAXES AND CLAIMS. Borrower shall duly pay and discharge ail taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, PROVIDED, THAT, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    9.5 INSURANCE. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so within 5 days after the notice thereof, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

    9.6       FINANCIAL STATEMENTS AND OTHER INFORMATION.

              (a) Borrower and its General Partner shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its General Partner in accordance with GAAP and Borrower and its General Partner shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its General Partner as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its General Partner (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its General Partner as of the end of and for such fiscal year, together with the letter of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower or its General Partner and reasonably acceptable to Lender and in form and substance reasonably satisfactory to Lender.

              (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and
(ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

              (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which its General Partner sends to its stockholders generally and copies of all reports and registration statements which its General Partner files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

              (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and its General Partner, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and its General Partner (i) if required by applicable law to any court or other government agency or (ii) in any event to any participant or assignee or prospective participant or assignee. Borrower and its General Partner hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and its General Partner and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and its General Partner and to disclose to Lender such information as they may have regarding the business of Borrower and its General Partner. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

    9.7 SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business so long as any proceeds of such Inventory sales are remitted to a Blocked Account or otherwise paid to Lender and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree or take any action to do any of the foregoing.

    9.8 ENCUMBRANCES. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation. the Collateral, EXCEPT: (a) liens and security interests of Lender and Nord Resources; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;
(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on Real Estate not to exceed $1,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or Real Estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and (f) the security interests and liens set forth on SCHEDULE 8.4 hereto.

    9.9 INDEBTEDNESS. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness EXCEPT (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books;
(c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement; (d) obligations or indebtedness set forth on the Information Certificate; (e) to Nord Resources and (f) other indebtedness not described in subparts (a) through (e) above in an amount not exceeding at any time $200,000 in the aggregate; PROVIDED, THAT, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof except in the case of payments or distributions described in Sections 9.11, 9.16 and/or 9.17 which shall only be payable when and as permitted by such Sections,
(ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all default notices or other notices of a material nature or any written demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

    9.10 LOANS, INVESTMENTS, GUARANTEES, ETC. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, EXCEPT: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in:
(i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and
(iii) commercial paper rated A1 or P1; PROVIDED, THAT, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments and (c) the guarantees set forth in the Information Certificate.

    9.11 DISTRIBUTIONS. Borrower shall not, directly or indirectly, declare or make any distributions or other payments to its General Partner or its limited partner, except for Permitted Support Services Payments and Permitted Tax Distributions. Prior to the occurrence of any Permitted Tax Distribution, Borrower shall provide and/or cause to be delivered to Lender audited financial statements for the immediately preceding fiscal year and a written analysis of all state and federal income tax obligations (or benefits) for such fiscal year which Borrower would have incurred if Borrower was taxed at the applicable state income tax rate(s) and the highest marginal tax rate under federal tax law for C corporations with similar net taxable income together with such additional information as Lender may request pertaining to such tax obligations (or benefits). Lender will not unreasonably withhold or delay its written consent to any proposed Permitted Tax Distribution provided that Lender is satisfied that the amount of such Permitted Tax Distribution has been properly ascertained.

    9.12 TRANSACTIONS WITH AFFILIATES. Except for Permitted Support Services Payments and Permitted Tax Distributions and as otherwise set forth on
SCHEDULE 9.12, Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

    9.13 COMPLIANCE WITH ERISA. Borrower shall not with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

              (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

              (b) As used in this Section 9.13, the term "employee pension benefit plans", "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

    9.14 COSTS AND EXPENSES. Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all reasonable costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) reasonable costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) reasonable costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) reasonable costs and expenses of preserving and protecting the Collateral; (e) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); and (f) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

    9.15 FURTHER ASSURANCES. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans until Lender has received such certificate and, in addition, Lender has determined in good faith that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

    9.16 PAYMENTS TO KEMIRA PIGMENTS, INC. Notwithstanding payments pursuant to, or distributions to its General Partner for payments pursuant to, the terms set forth in SECTION 9.11 hereof, any payments to Kemira Pigments, Inc. or any affiliate thereof for raw materials purchased in the ordinary course of business shall not be made until at least forty-five (45) days after the date of the original invoice evidencing the request for any such purchase.

    9.17 PERMITTED PAYMENTS TO NORD RESOURCES. Borrower shall not make any payments or other distributions to or for the benefit of Nord Resources except for Permitted Support Services Payments, Permitted NRC Debt Payments and Permitted Tax Distributions.

    9.18 SECURITY INTERESTS OF KEMIRA PIGMENTS, INC.. Borrower shall deliver to Lender no later than 30 days after the date hereof (i) evidence of the termination of all security interests of Kemira Pigments, Inc. in any and all assets of Borrower, including copies of duly executed and filestamped termination statements relating to all UCC financing statements filed by Kemira Pigments, Inc. against Borrower and (ii) copies of duly executed and file-stamped UCC financing statements and fixture filings filed by Nord Resources Corporation to evidence, perfect and maintain its security interests against Borrower in the offices of the (A) County Clerk of Twiggs County, (B) Twiggs County Recorder, (C) Washington County Recorder and (D) Wilkinson County Recorder.

    9.19 INSURANCE POLICIES. Borrower shall, no later than 14 days after the date hereof, (i) deliver to Lender copies of all casualty, business interruption and liability insurance policies under which Borrower or Norplex, Inc. is a named insured, (ii) make its best effort to provide Lender a lender's loss payable endorsement on terms and conditions reasonably satisfactory to Lender and duly executed by the insurer and (iii) deliver to Lender a certificate of insurance naming Lender as an additional insured with respect to all liability policies under which Borrower or Norplex, Inc. is a named insured.

    9.20 CONSIGNED INVENTORY. Borrower covenants and agrees that, within 30 days from the date hereof, it shall (i) take any and all actions necessary to protect, preserve and perfect any and all of Borrower's rights as a consignor of any Inventory sold on consignment including, without limitation, causing all necessary UCC financing statements to be filed in all appropriate jurisdictions naming the applicable customer as consignee, Borrower as consignor and Lender as assignee, (ii) filing all necessary UCC financing statements in all such jurisdictions naming Borrower as debtor and Lender as secured party, (iii) conduct UCC lien searches against any proposed consignee in each jurisdiction in which consigned goods are to be situated and follow all procedures under Section 9-114 of the Uniform Commercial Code to create, preserve and protect the perfection and senior priority of Borrower's and Lender's rights in any such goods to be consigned PRIOR TO delivery of such goods to the applicable consignee and (iv) provide Congress with copies of all underlying consignment agreements as well as evidence of compliance with the requirements of clauses
(i), (ii) and (iii) above. With respect to any future sales of Inventory of Borrower on consignment, Borrower shall be required to obtain written consent of Lender and comply with all requirements of this Section 9.20 BEFORE permitting any Inventory to be delivered to any such proposed consignee.

    9.21 RESOLUTIONS AND CONSENTS OF NORPLEX, INC. Borrower shall cause Norplex, Inc. to deliver to Lender no later than 21 days after the date hereof such consents and resolutions by the board of directors of Norplex, Inc. as Lender may deem necessary to ratify, confirm and approve all of the Financing Agreements executed by Norplex, Inc., including, without limitation, the Guarantee and Guarantor General Security Agreement dated contemporaneously herewith and any UCC financing statements.

    9.22 ACCOUNTANT'S RELIANCE LETTER. Borrower shall make its best effort to obtain, within 30 days from the date hereof, an accountant's reliance letter from Deloitte & Touche L.L.P. on behalf of Borrower and Norplex, Inc. on terms and conditions reasonably satisfactory to Lender.

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

    10.1 EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

              (a) Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in any or all of Sections 9.1, 9.2, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13,
9.14, 9.16, 9.17, 9.18, 9.19, 9.20, 9.21 or 9.22 hereof;

              (b) Borrower fails to perform any or all of the terms, covenants, conditions or provisions contained in any or all of Sections 9.3, 9.4, 9.6, or 9.15 and/or any other Financing Agreement (other than those of the type described in any or all of Section 10.1(a) hereof) and such failure shall continue unremedied for five (5) or more days after the earlier to occur of (i) Borrower's knowledge of such failure or (ii) Borrower's receipt of written notice from Lender of such failure;

              (c) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect,

              (d) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender and in the event of any such failure to perform, any applicable notice or grace period has expired;

              (e) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $100,000 in any one case or in excess of $250,000 in the aggregate (after deducting therefrom all amounts for which, in the reasonable opinion of Lender, applicable insurance coverage is then payable), and shall remain undischarged, unbonded or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligator or any of their assets, which could reasonably have a materially adverse effect on Borrower or its operations, business or assets;

              (f) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

              (g) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

              (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

              (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

              (j) except for those matters set forth on SCHEDULE 8.4, any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

              (k) any change (x) in the partnership of Borrower including, but not limited to, dissolution, changes in partnership interests, or any modification or amendment of the Partnership Agreement or (y) in the controlling ownership of Norplex Inc.;

              (l) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any Collateral or any substantial part of the property of Borrower or such Obligor;

              (m) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

              (n) there shall be a breach or default under any of the other Financing Agreements and any applicable notice or grace period has expired.

    10.2      REMEDIES.

              (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

              (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (PROVIDED, THAT, upon the occurrence of any Event of Default described in Sections 10.1(h) and 10.1(i), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

              (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all reasonable costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

              (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or reduce the lending formulas or amounts of Revolving Loans available to Borrower and/or upon an Event of Default, (ii) terminate any provision of this Agreement providing for any future Loans to be made by Lender to Borrower.

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

    11.1      GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL
              WAIVER.

              (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

              (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the State of Illinois located in Chicago, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or FORUM NON CONVENIENS with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

              (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof with a copy, if notice is to Borrower, to:

                             Spitzer & Feldman, P.C.
                             405 Park Avenue
                             New York, New York 10022
                             Attn:   K. Gliedman
                             Fax:   (212) 888-6680

and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

              (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY

AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

              (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and nonappealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

    11.2 WAIVER OF NOTICES. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

    11.3 AMENDMENTS AND WAIVERS. Neither this Agreement nor any provision hereof shall be amended, modified or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

    11.4 WAIVER OF COUNTERCLAIMS. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

    11.5 INDEMNIFICATION. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, reasonable costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except to the extent they arise from the gross negligence or willful misconduct of any of such indemnities. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS

    12.1      TERM.

              (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), unless sooner terminated pursuant to the terms hereof; provided, that, Lender and Borrower may agree, in writing, to extend the Renewal Date to the date four (4) years from the date hereof at least sixty (60) days prior to the third anniversary of this Agreement, for a renewal fee payable by Borrower to Lender on the effective date of such extension equal to the greater of (i) $15,000 or (ii) one-quarter of one percent (.25%) of the Maximum Credit. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

              (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing
Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

              (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                       Amount                               Period
                       ------                               ------


    (i)        2.O% of Maximum Credit       Prior to and including the date one
                                            year from the date set forth on the
                                            first page hereof.


    (ii)       1.5% of Maximum Credit       From the date one year from the
                                            date set forth on the first page
                                            hereof to and including the date
                                            two years from the date set forth
                                            on the first page hereof.


    (iii)      1.0% of Maximum Credit       From the date two years from the
                                            date hereof until the date 60 days
                                            prior to the date three years from
                                            the date set forth on the first
                                            page hereof, or from year to year
                                            thereafter prior to 60 days prior
                                            to the anniversary of a Renewal
                                            Date.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

     12.2 NOTICES. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, with a copy to:

                                   Spitzer & Feldman, P.C.
                                   405 Park Avenue
                                   New York, New York 10022
                                   Attn:  K. Gliedman
                                   Fax:   (212) 888-6680

or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 SUCCESSORS. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. In the event of a partial assignment or sale of a participation, only one party included within the Lender group will have authority to act, send notices and receive notices on behalf of such group.

     12.5 ENTIRE AGREEMENT. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.


                               [signature page follows]

     IN WITNESS WHEREOF. Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


LENDER                                       BORROWER

CONGRESS FINANCIAL CORPORATION               NORD KAOLIN COMPANY, a Georgia
  (CENTRAL)                                  limited partnership

By: /s/ [ILLEGIBLE]                          By:  NORPLEX, INC., a Georgia
   --------------------------------               corporation. as the sole
                                                  General Partner
Title: Vice President
      -----------------------------

ADDRESS                                           By: /s/ [ILLEGIBLE]
                                                     ---------------------------
100 S. Wacker Drive
Suite 1940                                        Title: Assistant Secretary
Chicago, Illinois 60606                                 ------------------------

                                             CHIEF EXECUTIVE OFFICE:

                                                  P.O. Box 297
                                                  U.S. Highway 80
                                                  Jeffersonville,  GA 31044




                                         S-1